Putnam Ohio Tax Exempt Income Fund
11/30/10 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A 2,950
        Class B	46
        Class C 149

72DD2	Class M	18
        Class Y 65

73A1	Class A	0.178963
        Class B	0.150171
        Class C 0.143650

73A2	Class M	0.166769
        Class Y 0.189327

74U1 	Class A	16,895
        Class B	257
        Class C 1,065

74U2 	Class M	112
        Class Y 434

74V1	Class A	8.90
        Class B	8.90
        Class C 8.91

74V2	Class M	8.91
        Class Y 8.91



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.